EXHIBIT 99
UNITED COMMUNITY FINANCIAL CORP.
275 West Federal Street
Youngstown, Ohio 44503-1203
FOR IMMEDIATE RELEASE
Contact:
James R. Reske
Chief Financial Officer
(330) 742-0592
United Community Financial Corp. Announces Positive Earnings for the
Second Quarter of 2008
YOUNGSTOWN, Ohio (July 16, 2008) – United Community Financial Corp. (Company) (Nasdaq: UCFC), holding company of The Home Savings and Loan Company (Home Savings) and Butler Wick Corp. (Butler Wick), today reported net income of $2.7 million, or $0.10 per diluted share, for the three months ended June 30, 2008, compared to net income of $3.9 million, or $0.13 per diluted share, for the three months ended June 30, 2007, and net income of $4.0 million, or $0.14 per diluted share, for the three months ended March 31, 2008. Return on average equity for the three months ended June 30, 2008 was 3.82%, compared to 5.49% for the same period in 2007, and 5.72% for the first quarter of 2008. Return on average assets was 0.40% for the three months ended June 30, 2008, compared to 0.58% for the three months ended June 30, 2007 and 0.59% for the three months ended March 31, 2008.
Net income for the six months ended June 30, 2008, was $6.8 million, or $0.24 per diluted share, compared to net income of $8.6 million, or $0.29 per diluted share, for the six months ended June 30, 2007. The Company’s annualized return on average assets and return on average equity were 0.49% and 4.77%, respectively, for the six months ended June 30, 2008. The annualized return on average assets and return on average equity for the comparable period in 2007 were 0.64% and 5.99%, respectively.
Chairman and Chief Executive Officer Douglas M. McKay commented, “Clearly, we have experienced a difficult operating environment throughout the first half of this year. Fortunately, loan delinquency rates have declined since the end of last year and we plan to actively manage asset quality in order to continue this trend. The resolution of these issues and the Company’s need to remain well capitalized in today’s volatile environment remains our highest strategic priority.”

Net Interest Income and Margin
Net interest income increased to $19.1 million for the second quarter of 2008, compared to $17.1 million for the first quarter of 2008, and $18.2 million for the second quarter a year ago. Average earning assets were level at $2.6 billion at the end of the second quarter of 2008, the preceding quarter and the second quarter of 2007. Net interest margin for the second quarter of 2008 improved to 2.96% compared to 2.63% in the preceding quarter and 2.83% for the second quarter of 2007. Lower rates paid for certificates of deposit, advances from the Federal Home Loan Bank, repurchase agreements and other borrowings offset a decline in the yield earned on loans and securities in the second quarter of 2008, both compared to the preceding quarter and the second quarter of 2007.
Net interest income for the six months ended June 30, 2008, was $36.2 million compared to $37.6 million for the six months ended June 30, 2007. This $1.4 million change was attributable primarily to the sale of $76.5 million of one-to four-family residential mortgages at the end of February 2008 and the increase in nonperforming loans from June 30, 2007 to June 30, 2008. A decrease in interest expense on deposits, advances from the Federal Home Loan Bank, repurchase agreements and other borrowings partially offset the decline in interest income. Net interest margin for the six months ended June 30, 2008 was 2.79% compared to 2.93% for the six months ended June 30, 2007.
Loans and Deposits
Average outstanding net loan balances for the second quarter of 2008 decreased $63.3 million, or 2.9%, compared to the first quarter of 2008. The average balance of mortgage loans, including construction loans, decreased $68.4 million. This decrease was offset slightly by increases in the average balances of installment loans, including increases in both lines of credit of $803,000, and commercial loans of $4.3 million.
Average outstanding net loan balances for the second quarter of 2008 decreased $37.0 million, compared to the second quarter of 2007. The average balance of mortgage loans decreased $60.7 million and the average balance of installment loans, including lines of credit, decreased $2.5 million. These decreases were offset partially by an increase in the average balance of commercial loans of $26.2 million.
Average outstanding net loan balances for the six months ended June 30, 2008, were $2.2 billion, a reduction of $8.5 million over the same period in 2007. This change was due largely to the loan sale in February 2008.
Average total deposits in the second quarter of 2008 were $1.7 billion, a decrease of $37.9 million, or 2.2%, when compared to the first quarter of 2008. This change was driven by the $89.9 million reduction in the average balance of certificates of deposit commensurate with the decrease in earning assets as a result of the mortgage loan sale in February 2008. The decrease in the average balance of certificates of deposit was partially offset by an increase in NOW, savings and other demand deposit accounts.

Average total deposits in the second quarter of 2008 increased by $37.8 million, or 2.2%, when compared to the second quarter of 2007, resulting from the overall increase in the average balance of NOW and money market accounts. The change in the average balances of NOW and money market accounts were partially offset by decreases in the average balances of certificates of deposit and, to a lesser extent, savings accounts.
Average total deposits for the first six months of 2008 were $1.8 billion, an increase of $46.4 million when compared to the first six months of 2007. This change was driven by the overall increase in the average balance of NOW and money market accounts. The change in the average balances of NOW and money market accounts were offset by decreases in the average balances of savings accounts and, to a lesser extent, certificates of deposit.
Asset Quality
The provision for loan losses was $3.2 million in the second quarter of 2008, compared to $2.5 million in the first quarter of 2008 and $2.7 million in the second quarter of 2007. The allowance for loan losses was $28.9 million, or 1.29% of portfolio loans as of June 30, 2008, compared to $32.0 million or 1.41% of portfolio loans, as of December 31, 2007.
Net loan charge-offs were $7.6 million in the second quarter of 2008, compared to $1.3 million in the preceding quarter and $1.9 million in the second quarter a year ago.
Nonperforming assets were $119.6 million at June 30, 2008, compared to $111.6 million at December 31, 2007. Total nonperforming loans at June 30, 2008, were $98.1 million compared to $101.1 million at December 31, 2007. The decline in nonperforming loans was a result of certain residential construction loans that were nonperforming at December 31, 2007, and were either paid in full prior to June 30, 2008, or the Company took possession of the property in satisfaction of the loans before June 30, 2008. The properties owned by the Company are being actively marketed for sale to reduce the level of nonperforming assets.
Noninterest Income
Noninterest income was $11.4 million in the second quarter of 2008, compared to $14.1 million in the preceding quarter and $12.2 million in the second quarter of 2007. Fewer gains were recognized on the sale of loans in the second quarter of 2008 compared to the prior quarter and the first quarter of 2007. Gains recognized on the sale of loans were $395,000, compared to $2.2 million in the preceding quarter and $524,000 in the second quarter of 2007. The Company also incurred higher losses of $1.4 million on the disposition of repossessed assets secured in the settlement of loans in the second quarter of 2008.
Noninterest income was $25.5 million for the six months ended June 30, 2008, compared to $23.6 million for the six months ended June 30, 2007. The $1.9 million increase was attributable primarily to higher gains recognized on the sale of loans in the first half of 2008 compared to 2007. Increases in brokerage commissions, service fees and gains on the sale of securities also contributed to the increase.

Noninterest Expense
Noninterest expense was $23.1 million in the second quarter of 2008, compared to $22.5 million in the preceding quarter and $21.5 million in the second quarter a year ago. The change for the quarter is primarily attributable to increased expenses required to maintain other real estate owned prior to its sale. Expenses to maintain other real estate owned are expected to remain higher than normal throughout the second half of 2008 due to the increase in the number of properties acquired by the Company in resolving nonperforming loans. Also contributing to the increase for the quarter were increases in salaries and benefits related to one-time severance costs, benefit expenses related to hospitalization for Home Savings employees, and commissions and signing bonus expenses at Butler Wick.
Noninterest expense was $45.6 million for the first six months of 2008, compared to $42.7 million for the first six months of 2007. Similar to the comparison above, the increase is largely attributable to an increase in expenses required to maintain other real estate owned prior to its sale. An increase in salaries and employee benefits related to one-time severance costs and hospitalization related expenses at Home Savings also contributed to the change. Butler Wick also paid higher commissions and recognized additional expenses related to signing bonuses paid to new brokers in 2008.
Financial Condition
Total assets decreased $12.9 million to $2.7 billion at June 30, 2008, compared to December 31, 2007. During the first six months of 2008, net loans decreased $27.1 million and loans held for sale decreased $76.0 million due to the mortgage loan sale in February. These decreases were offset partially by an increase in securities available for sale.
Total liabilities decreased by $12.3 million during the six months ended June 30, 2008. Home Savings planned for the run off of higher priced certificates of deposit after the loan sale in February in an effort to manage the effect of the mortgage loan sale on the Company’s margin. The certificates of deposit decrease was offset partially by an increase in advances from the Federal Home Loan Bank, repurchase agreements and other borrowings.
Shareholders’ equity decreased $534,000 during the six months ended June 30, 2008. The decrease was attributable primarily to changes in the value of available for sale securities from market fluctuations and dividends paid to shareholders, which were partially offset by net income for the period. Book value per share and tangible book value per share as of June 30, 2008, were $8.96 and $7.81, respectively. At December 31, 2007, book value per share and tangible book value per share were $8.97 and $7.81, respectively.
Home Savings and Butler Wick are wholly owned subsidiaries of the Company. Home Savings operates 39 full service banking offices and six loan production offices located throughout Ohio and western Pennsylvania. Butler Wick conducts business from its main office located in Youngstown, Ohio and 22 offices located in northeastern Ohio, western Pennsylvania, and western New York. Additional information on the Company, Home Savings and Butler Wick may be found on the Company’s web site: www.ucfconline.com.

###
When used in this press release the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Home Savings’ market area, demand for investments in Butler Wick’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

UNITED COMMUNITY FINANCIAL CORP.

	As of	As of
	June 30, 2008	December 31, 2007
	(Dollars in thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

ASSETS
Cash and cash equivalents	$43,920	$37,363
Securities	318,104	249,817
Federal Home Loan Bank stock, at cost	26,112	25,432
Loans held for sale	11,237	87,236
Loans:
Real estate	1,461,565	1,433,995
Construction	333,106	382,344
Consumer	349,706	349,447
Commercial	94,447	103,208
Allowance for loan losses	(28,900)	(32,006)

Net loans	2,209,924	2,236,988
Real estate owned and other repossessed assets	21,517	10,510
Goodwill	33,593	33,593
Core deposit intangible	1,018	1,169
Cash surrender value of life insurance	24,524	24,053
Other assets	57,212	53,878

Total assets	$2,747,161	$2,760,039

LIABILITIES
Deposits:
Interest-bearing	$1,739,503	$1,768,757
Noninterest-bearing	114,889	106,449

Deposits	1,854,392	1,875,206
Federal Home Loan Bank advances	444,209	437,253
Repurchase agreements and other	154,544	149,533
Other liabilities	24,836	28,333

Total liabilities	2,477,981	2,490,325

SHAREHOLDERS’ EQUITY
Preferred stock-no par value; 1,000,000 shares authorized and unissued Common stock-no par value; 499,000,000 shares authorized; 37,804,457 issued and 30,051,773 shares outstanding	146,855	146,683
Retained earnings	216,435	213,727
Accumulated other comprehensive (loss) income	(3,664)	661
Unearned employee stock ownership plan shares	(8,554)	(9,465)
Treasury stock, at cost; 7,752,684 shares	(81,892)	(81,892)

Total shareholders’ equity	269,180	269,714

Total liabilities and shareholders’ equity	$2,747,161	$2,760,039

Book value per share	$8.96	$8.97
Tangible book value per share	$7.81	$7.81

UNITED COMMUNITY FINANCIAL CORP.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2008	2008	2007	2008	2007
	(Dollars in thousands, except per share data)
SELECTED EARNINGS DATA (UNAUDITED):

Interest income	$38,389	$39,856	$42,004	$78,245	$84,829
Interest expense	19,339	22,754	23,852	42,093	47,276

Net interest income	19,050	17,102	18,152	36,152	37,553

Provision for loan losses	3,248	2,466	2,744	5,714	5,069
Noninterest income:
Brokerage commissions	7,062	6,578	7,049	13,640	13,289
Service fees and other charges	4,005	3,455	3,770	7,460	7,343
Underwriting and investment banking	206	29	212	235	245
Net gains (losses):
Securities	35	904	43	939	48
Loans sold	395	2,184	524	2,579	1,187
Other	(1,533)	(140)	(379)	(1,673)	(403)
Other income:	1,194	1,107	998	2,301	1,925

Total noninterest income	11,364	14,117	12,217	25,481	23,634

Noninterest expense:
Salaries and employee benefits	14,902	14,729	14,359	29,631	28,641
Occupancy	1,285	1,336	1,208	2,621	2,356
Equipment and data processing	2,135	2,339	2,306	4,474	4,621
Amortization of core deposit intangible	73	78	93	151	193
Other noninterest expense	4,703	4,033	3,534	8,736	6,931

Total noninterest expense	23,098	22,515	21,500	45,613	42,742

Income before taxes	4,068	6,238	6,125	10,306	13,376
Income tax expense	1,339	2,195	2,195	3,534	4,776

Net income	$2,729	$4,043	$3,930	$6,772	$8,600

Basic earnings per share	$0.10	$0.14	$0.14	$0.24	$0.30
Diluted earnings per share	$0.10	$0.14	$0.13	$0.24	$0.29
Dividends paid per share	$0.0475	$0.0950	$0.0950	$0.1425	$0.1900

UNITED COMMUNITY FINANCIAL CORP.

	Three Months Ended	Three Months Ended	Three Months Ended
	June 30,	March 31,	June 30,
	2008	2008	2007
	(Dollars and share data in thousands)
AVERAGE DAILY BALANCE OF SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

Net loans (including allowance for loan losses of $28,900, $33,202 and $19,395, respectively)	$2,211,825	$2,231,395	$2,248,849
Loans held for sale	9,867	58,752	17,163
Securities	323,579	274,895	262,962
Other interest-earning assets	32,168	33,475	33,115
Total interest-earning assets	2,577,439	2,598,517	2,562,089
Total assets	2,742,040	2,749,271	2,706,623
Certificates of deposit	1,079,399	1,169,251	1,111,291
Interest-bearing checking, demand and savings accounts	660,306	608,335	590,642
Other interest-bearing liabilities	570,575	548,741	575,730
Total interest-bearing liabilities	2,310,280	2,326,327	2,277,663
Noninterest-bearing deposits	112,938	107,044	102,500
Total noninterest-bearing liabilities	146,117	140,192	142,647
Total liabilities	2,456,397	2,466,519	2,420,310
Shareholders’ equity	285,643	282,752	286,313
Common shares outstanding for basic EPS calculation	28,618	28,545	28,769
Common shares outstanding for diluted EPS calculation	28,639	28,545	29,024

SUPPLEMENTAL LOAN DATA:

Loans originated	$229,394	$197,490	$277,548
Loans purchased	47,744	44,437	61,663
Loans sold	44,360	137,974	58,764
Loan charge-offs	7,680	1,598	2,021
Recoveries on loans	130	327	110

	As of	As of	As of
	June 30,	March 31,	June 30,
	2008	2008	2007
SUPPLEMENTAL DATA:	(Dollars in thousands)
Nonaccrual loans	$94,564	$99,836	$69,795
Restructured loans	3,132	2,869	2,515
Real estate owned and other repossessed assets	21,517	9,989	9,841
Total nonperforming assets	119,634	114,423	83,965
Mortgage loans serviced for others	938,522	945,939	871,281
Securities trading, at fair value	8,691	5,930	7,361
Securities available for sale, at fair value	309,413	307,597	249,636
Federal Home Loan Bank stock, at cost	26,112	25,764	25,432

Number of full time equivalent employees	788	809	790

REGULATORY CAPITAL DATA:

Tier 1 leverage ratio	7.77%	7.67%	7.95%
Tier 1 risk-based capital ratio	9.86%	9.83%	9.96%
Total risk-based capital ratio	11.77%	12.51%	12.29%